Exhibit 1

Oi S.A. – In Judicial Reorganization

Federal Taxpayers’ (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No.  33.3.0029520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A – In Judicial Reorganization (“Oi”) announced today it has filed a registration statement on Form F-1 with the U.S. Securities and Exchange Commission relating to a proposed rights offering (the “Rights Offering”) of its common shares (“Common Shares”), as provided in Clause 6 of the judicial reorganization plan of Oi and certain of its subsidiaries as ratified and confirmed by 7th Commercial Court of the Judicial District of the State Capital of Rio de Janeiro (the “Plan”). Oi filed a registration statement relating to a Rights Offering in compliance with the U.S. Securities Act of 1933 and Oi clarifies that the capital increase provided in Clause 6 of the Plan is not and will not create an obligation to launch a public offer of rights in Brazil.

In the proposed Rights Offering, rights to subscribe for Common Shares will be distributed to all holders Common Shares and preferred shares of Oi (“Preferred Shares”), including holders of Common Shares and Preferred Shares represented by American Depositary Shares (“ADSs”), entitling holders of Common Shares and Preferred Shares as of a future record date to subscribe for offered Common Shares and entitling holders of ADSs representing Common Shares and Preferred Shares as of a future record date to subscribe for ADSs representing the offered Common Shares. The number of Common Shares to be offered, and the exercise price of the rights, the number of rights that each shareholder will be entitled to, the record dates for the distribution of rights to holders of Common Shares, Preferred Shares and ADSs, the dates upon which such rights will be issued, and the date upon which such rights will expire have not yet been determined and will be disclosed in Brazil by means of a Notice to Shareholders (Aviso aos Acionistas) to be released in due course.

This Notice does not constitute a call notice of meeting of Oi’s board of directors’ to approve the commencement of the Rights Offer.

Oi intends to list the rights to subscribe for ADSs representing Common Shares on the New York Stock Exchange, and intends to list the ADSs representing Common Shares on the New York Stock Exchange under the ticker symbol “OIBR-C.”

The proposed Rights Offering will be made only by means of a prospectus. A copy of the prospectus, when available, may be obtained from Oi’s Investor Relations Department at invest@oi.net.br or at Rua Humberto de Campos No 425, 7th floor, Rio de Janeiro, RJ, Brazil.

A registration statement relating to the proposed sale of these securities has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This Notice shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Rio de Janeiro, September 4, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer

Special Note regarding Forward-looking Statements:

This Notice contains forward-looking statements. Statements that are not historical facts, including statements regarding the beliefs and expectations of Oi, business strategies, future synergies and cost savings, future costs and future liquidity, are forward-looking statements.  The words “will,” “will be,” “should,” “could,” “may,” “should be,” “could be,” “may be,” “estimates,” “has as an objective,” “targets,” “target,” “goal,” “anticipates,” “believes,” “expects,” “forecasts,” “intends,” “plans,” “predicts,” “foretells,” “projects,” “points to” and similar expressions, as they relate to Oi, are intended to identify forward-looking statements and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, tendencies or results will actually occur. Such statements reflect the current views of management of Oi, and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Oi or its affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph.  Undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the date they are made.  Except as required under the Brazilian or the U.S. federal securities laws or the rules and regulations of the CVM, SEC or of regulatory authorities in other applicable jurisdictions, Oi and its affiliates do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures Oi makes on related subjects in reports and communications Oi files with the CVM and the SEC.